EXHIBIT 99.1
JOINT FILING AGREEMENT
     The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto relating to the securities of SulphCo, Inc., and hereby affirm that this Amendment No. 3 to Schedule 13D is being filed on behalf of each of the undersigned.

Dated: February 29, 2008	By:	/s/ Rudolf W. Gunnerman

Rudolf W. Gunnerman

Dated: February 29, 2008		/s/ Doris M. Gunnerman

Doris M. Gunnerman